SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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ACCESS PLANS USA, INC.
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Dear Shareholder:

You may have heard by now about our proposed merger with Alliance HealthCard, Inc. We expect that the merger will be completed in the first calendar quarter of 2009 and, until then, we will continue to fulfill our corporate governance obligations to you. To that end, we will conduct our Annual Meeting of Shareholders on December 30, 2008. If you have not yet heard about the merger, we encourage you to review our statements about the merger and our filings with the Securities and Exchange Commission, all of which may be accessed through our website: www.accessplansusa.com.

You are cordially invited to attend the 2008 Annual Meeting of Shareholders (“Annual Meeting”) of Access Plans USA, Inc., which will be held at the Wyndham Hotel DFW North, 4441 West John Carpenter Freeway, Irving, Texas 75063 on December 30, 2008 at 10:00 a.m., local time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Access Plans USA, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.

We invite all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

Ian R. Stuart,
Interim Chief Executive Officer and President

Irving, Texas
November 24, 2008

ACCESS PLANS USA, INC.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Telephone: (866) 578-1665

NOTICE OF ANNUAL MEETING
To be held on December 30, 2008

TO THE SHAREHOLDERS:

Access Plans USA, Inc., will hold its annual shareholders meeting (the “Annual Meeting”) at the Wyndham Hotel DFW North, 4441 West John Carpenter Freeway, Irving, Texas 75063, commencing at 10:00 a.m., local time on December 30, 2008 to vote on:

1. The election of six directors, each to hold office until the 2009 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2. The ratification of Hein & Associates LLP as the independent registered public accounting firm for 2008; and

3. Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Access Plans USA shareholders at the close of business on November 19, 2008, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.

Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Access Plans USA shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

Eliseo Ruiz, III,
Secretary and General Counsel

Irving, Texas
November 24, 2008

PROXY STATEMENT
Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Telephone: (866) 578-1665

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 30, 2008

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to the shareholders of Access Plans USA, Inc. in connection with an Annual Meeting of the holders of Access Plans USA common stock to be held in the Wyndham Hotel DFW North, 4441 West John Carpenter Freeway, Irving, Texas 75063, at 10:00 a.m., local time, on December 30, 2008 and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first mailed on or about November 24, 2008, to Access Plans USA’s shareholders of record on November 19, 2008.

If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR

•	the election of six directors, each to hold office until the 2009 annual meeting of shareholders and until his successor is duly elected and qualified; and

•	ratification of Hein & Associates, LLP as the independent registered public accounting firm for 2008.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by

•	giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•	attending the Annual Meeting and voting in person.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail.  By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

Voting by Telephone.  To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.  You may be eligible to vote over the internet. If your proxy card includes instructions on voting over the internet, please follow those instructions. If you vote over the internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on November 19, 2008 (the “Record Date”), of 20,269,145 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 12,045,570 shares or 59.23% of our issued and outstanding common stock (11,340,673 shares or 55.95% excluding unexercised options), all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding and represented at the Annual Meeting will constitute a quorum for the transaction of business.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at six. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

Nominees

Our Board of Directors has nominated each of Andrew A. Boemi, Russell Cleveland, Kenneth S. George, J. French Hill, Kent H. Webb, M.D., and Nicholas J. Zaffiris, (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2009 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.”

The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Messrs. Boemi, Cleveland, George, Hill, Webb, and Zaffiris. Each of Messrs. Boemi, Cleveland, George, Hill, Webb, and Zaffiris are considered independent directors. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Required Affirmative Vote

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the election of a director. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether a nominee has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the election of Andrew A. Boemi, Russell Cleveland, Kenneth S. George, J. French Hill, Kent H. Webb, M.D., and Nicholas J. Zaffiris to our Board. We will vote your proxy accordingly unless you specify a contrary choice.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

The following table sets forth information with respect to each of our directors and nominee directors.

Name	Age	Position

J. French Hill(2)(4)	51	Non-Executive Chairman of the Board of Directors, Director and Nominee Director
Andrew A. Boemi(2)(3)	63	Director and Nominee Director
Russell Cleveland(1)(4)	69	Director and Nominee Director
Kenneth S. George(2)(3)	60	Director and Nominee Director
Kent H. Webb, M.D.(1)(5)	51	Director and Nominee Director
Nicholas J. Zaffiris(1)(3)	44	Director and Nominee Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Executive Committee.

(5)	Medical Director

Information About Each Director

J. French Hill joined the board of directors in January 2003 and was named Chairman of our Board of Directors on August 20, 2007. In 1999, Mr. Hill founded Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, AR, following a six year career with Arkansas’ largest publicly traded holding company, First Commercial Corp. First Commercial was sold in 1998 to Regions Financial Corp. (RF). As an executive officer of First Commercial, Mr. Hill was chairman of the bank holding company’s trust division and its investment brokerage dealer subsidiary from 1995 until 1998. He also oversaw a number of other staff functions in the company from 1993 through 1998 including human resources, executive compensation, bank compliance, credit review and strategic planning. During the last five years he has served as a member of the board of directors of these companies: Delta Trust & Banking Corp. and its affiliates (1999 to present); Research Solutions LLC, a privately held company in the clinical trials business (1999 to present), and Syair Designs LLC, a privately held company in the aircraft lighting systems business (2000-2003). From May 1989 through January 1993, Mr. Hill was a senior economic policy official in the George H. W. Bush Administration on the staff of the White House and as deputy assistant secretary of the U.S. Treasury. Mr. Hill graduated magna cum laude in economics from Vanderbilt University.

Andrew A. Boemi has been a Managing Director of Turnaround Capital Partners LP, a Chicago-based private equity firm focused on investments in the lower middle market since 2001. He was a Director of Insurance Capital Management USA Inc. and serves on the Advisory Board of Gateway Systems, a privately-held International Treasury and Cash Management software development firm. Mr. Boemi has served on the Board of Directors and as Chairman of the Audit Committee of Ceres Group, Inc., a previously Nasdaq listed insurance holding company and on the Board of Directors of Pet Ag, a privately held international manufacturer of milk replacers for pets. Mr. Boemi is a member of Turnaround Management Association, and has been a principal of International Agricultural Investors, LLC since 2007. He is a graduate of Georgetown University with a B.S. in Economics and Finance and did graduate work in Finance at Rutgers University.

Russell Cleveland became one of our directors in September 2005. He is the Founder, President, and Chief Executive Officer of Renn Capital Group, Inc., a privately held investment management company. He has held these positions since 1972. Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies. A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies. Mr. Cleveland currently serves on the Boards of Directors of Renaissance III, RUSGIT, Cover-All Technologies, Inc., CaminoSoft Corp., Digital Recorders, Inc., Integrated Security Systems, Inc. and BPO, Inc., all of which are publicly traded companies.

Kenneth S. George became one of our directors in June 2003. Mr. George served two terms as a State Representative in the Texas House of Representatives from 1999 to 2003. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

Kent H. Webb, M.D., one of our founders, has served as one of our Directors since June 1996 (and Medical Director since August 2001). He served as Chairman of our Board of Directors until December 2000 and was a member or general partner of our predecessors, Advantage Data Systems, Ltd. and Medicard Plus — ADS Limited Partnership. Dr. Webb is a general and vascular surgeon and is the cofounder and a director of Surgical Hospital of Oklahoma. He is a Fellow of the American College of Surgeons and serves as a Clinical Professor for the University of Oklahoma. Dr. Webb is a past director of the Smart Card Industry Association, a nonprofit association. He is a surgical consultant for the Ethicon Division of Johnson & Johnson Company, a publicly-held pharmaceutical and consumer products company. Dr. Webb graduated from the University of Oklahoma College of Medicine and completed his residency in General and Vascular Surgery at the University of Oklahoma Health Services Center.

Nicholas J. Zaffiris became one of our directors in August 2002. He joined United Healthcare in June 2007, as its Vice President of Sales and Account Management, Key Accounts, for its South Florida Health Plan. Until June 2007, he served as the Vice President of Sales and Account Management at Multiplan, a privately-held preferred provider organization (“Multiplan”), and was responsible for new sales and existing customer retention and grants to TPAs and employer groups nationally. Mr. Zaffiris joined Multiplan in early 1998, and has more than 15 years of healthcare experience, including client management, sales, marketing and customer service. Before joining Multiplan, he worked for the National Account Service Company, Blue Cross Blue Shield of Florida, and served as a Lieutenant in the United States Navy. Mr. Zaffiris received a B.S. in Political Science from the United States Naval Academy.

Information Concerning the Board of Directors

Our Board of Directors currently consists of six members, all of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc.

Each nominee director currently serves as a member of our Board of Directors. During 2007, our Board of Directors held ten meetings. Each of the Nominees attended at least 75% of the Board meeting and the meetings of the Committees on which he served. The Board met in executive session, without members of management, four times.

Board Committees

Our Board maintains four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Executive. The Compensation Committee and Audit Committee were established in 1999 and the Corporate Governance Committee and Medical Committee were established in 2003. In 2004, the Corporate Governance Committee became the Corporate Governance and Nominating Committee by action of the Board. The Executive Committee was established in 2007.

The Executive Committee exercises the authority of the Board of Directors for matters delegated by the Board in the management of our business and affairs when the Board is not in session, but does not set any policy of the Board.

The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are all “independent directors” as defined in Rule 4200 of the Nasdaq Stock Market, Inc. marketplace rules (the “Nasdaq rules”), and two members serve as the Audit Committee’s financial experts.

The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.”

The Governance and Nominating Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board.

All committees report on their activities to our Board and serve at the pleasure of our Board. The specific duties and authority of each committee is set forth in its charters. The charters of our Audit, Compensation, and Corporate Governance and Nominating committees are available on the Access Plans USA web site at www.accessplansusa.com under the section marked “investor relations”.

Report of the Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.

Our board of directors has determined that Andrew Boemi and J. French Hill, two of our independent directors and members of our audit committee, each qualify as a “financial expert.” This determination was based upon Mr. Boemi’s and Mr. Hill’s:

•	understanding of generally accepted accounting principles and financial statements;

•	ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	understanding of internal controls and procedures for financial reporting; and

•	understanding of audit committee functions.

Mr. Boemi’s experience and qualification as a financial expert were acquired through his extensive background in commercial lending, including management of commercial lending units of financial institutions, acting as a member of loan committees, supervising financial analysis, supervising financial officers and accountants, and overseeing and assessing company performance. He has served as a seminar lecturer on accounting and financial matters. Mr. Boemi is currently Managing Director of a firm that invests in mid-market companies in early stage turnaround. In this capacity, he evaluates financial statements and the work of internal accountants and external auditors. He was previously CEO of a publicly held multi-bank holding company, supervising the Chief Financial Officer and the principal officer of the commercial banking group and interfacing with the company’s external auditors. He previously served as Chairman of the Audit Committee for two companies. He has a BS degree from Georgetown University in finance and economics and did graduate work at Rutgers in banking and finance.

Mr. Hill’s experience and qualification as a financial expert were acquired through his extensive background in financial analysis, investment banking, finance and commercial banking. He has also participated in the preparation of financial statements and registration statements filed with the Securities and Exchange Commission. Mr. Hill also currently serves on one other audit committees where he has oversight responsibility of the financial statements and works with the internal accountants and external auditors on audit and/or accounting matters.

In the performance of its functions, our Audit Committee

•	reviewed and discussed the audited consolidated financial statements for 2007 with our management,

•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2007 be included in our annual report on Form 10-K for filing with the Securities and Exchange Commission.

Our review with the independent registered public accounting firm included a discussion of such firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61. The Audit Committee also discussed with the independent registered public accounting firm their independence from us and our management, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2008.

Each member of the Audit Committee is an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market, Inc. and the rules of the Securities and Exchange Commission. During 2007, our Audit Committee formally met 4 times and Mr. Hill, the Chairman of the Audit Committee and designated financial expert, met with our registered independent public accounting firm by telephone or in person on a quarterly basis to discuss our quarterly financial statements. Our Audit Committee met with our Board of Directors four (4) times during 2007.

In reliance on the review and discussions referred to above, the Audit Committee recommended to and our Board of Directors approved, filing of the audited financial statements for the year ended December 31, 2007, with the Securities and Exchange Commission. The Audit Committee selected Hein & Associates, LLP as our registered independent public accounting firm for 2008. Representatives of Hein & Associates, LLP will be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders attending the meeting.

Fees for Independent Registered Public Accounting Firm.  The aggregate fees for professional services rendered to us for the years ended December 31, 2007 and 2006 were as follows:

Audit Fees.  During the years ended December 31, 2007 and 2006, we incurred audit service fees of $170,000, and $160,000 respectively.

Audit Related Fees.  During the years ended December 31, 2007 and 2006, we incurred audit related fees of $78,000, and $37,000 related primarily to reviews of SEC filings, respectively.

All Other Fees.  During the years ended December 31, 2007 and 2006, we incurred other fees of $55,000 primarily related to the audit of our 401K plan and our acquisition of ICM, and $215,000 related to our acquisition of ICM, respectively.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities and Exchange Act of 1934, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services. In accordance with our Audit Committee Charter the provision of services by Hein & Associates, LLP and BDO Seidman, LLP (other than audit, review or attest services) were approved prior to the provision of the services and 100% of those services that were not pre-approved were promptly brought to the attention of our Audit Committee and approved prior to completion of the audit of our financial statements for each of 2007 and 2006.

For 2007, all of the services relating to audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Our Audit Committee Members:

J. French Hill, Chairman
Andrew A. Boemi
Kenneth S. George

Report of the Compensation Committee

Our Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee held two meetings during 2007. The primary goals of our Compensation Committee in setting executive officer compensation in 2007 were (i) to provide a competitive compensation package that enabled us to attract and retain key executives and (ii) to align the interests of our executive officers with those of our shareholders and also with our operating performance. As a result of our merger with ICM in January 2007, there were a number of changes in our management and executive officers, including appointment of an Interim Chief Executive Officer due to the death of Peter W. Nauert, our former Chief Executive Officer. With the ICM merger we began our operations in the insurance industry and have reorganized much of our other operations. Accordingly, we expect that in 2008 our Compensation Committee will review our current policies and practices with respect to executive compensation and make changes as may be necessary to reflect our current position, including the enactment of formal compensation policies.

Overview of Executive Compensation

In 2004, we engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Because we were unable to find a direct peer in our industry of operations with publicly available information, we relied on a peer group consisting of (i) national companies in the business services industry with a market capitalization of less than $100 million, (ii) companies within the Dallas-Fort Worth metropolitan area with revenues of at least $30 million and no more than $60 million, and with 50 to 500 employees. We also reviewed the information of publicly-held competitors although these companies did not meet the search criteria. We reviewed a weighted composite of base pay, incentive compensation and stock options awarded and created a focal point of total cash compensation that consisted of base pay and incentive cash compensation. The 2004 study provided a base of information for subsequent executive compensation decisions and analysis, but was not the sole factor in determining executive compensation. Other considered factors are described below. During 2008, our Compensation Committee will consider obtaining a study of companies within our current operating industry that are similar in size, revenues and earnings to our current profile.

We compete with larger companies for executive level talent. Accordingly, our Compensation Committee has strived to set executive compensation at levels and composition that are comparable to the companies reviewed in the 2004 study.

We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our Compensation Committee reviewed the information from the 2004 study to determine the appropriate level and mix of incentive compensation. Historically, we made annual cash incentive awards and non-cash awards on a less frequent basis. In March 2007, we made one cash award to the former President and CEO of our Access HealthSource, Inc. subsidiary (which does business as Foresight TPA, “Foresigfht”) in connection with certain amendments to his employment agreement. Because of the management changes resulting from our merger with ICM, our acquisition of PME in October 2007, and other organizational changes, we are developing new incentive compensation plans that will provide us with a policy to make cash and non-cash awards as a result of either our performance or that of our executive officers and other employees or a combination of both, depending on the type of award, compared to the established goals.

We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our and our shareholders’ best interests that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may authorize compensation arrangements outside of the normal annual review cycle in order to address a retention issue.

In 2007, Peter W. Nauert, who served as our Chief Executive Officer from January 30, 2007, until his death on August 19, 2007 did participate in discussions with the Compensation Committee on executive compensation. We expect that our Interim Chief Executive Officer, Mr. Stuart, will participate in these discussions and other members of the executive management team will participate in the drafting of our new compensation plans and policies, including our incentive compensation plan and provide information relating to the execution of those plans, including earnings targets and operating results. To the extent that members of management participate in executive compensation discussions with our Compensation Committee, they do so only on an advisory basis, and final determination of executive compensation matters is made by the Committee.

We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in our common stock shares. We believe that our 1999 Stock Option Plan provides compensation in a manner that aligns the executives’ interests with those of our shareholders in our growth and creation of shareholder value. This plan is discussed below.

Elements of Executive Compensation

Compensation of our executive officers in 2007 was comprised primarily of

•	base salary,

•	performance based incentive compensation (bonuses),

•	awards under our equity compensation plans (stock options),

•	perquisites and other employee benefits.

In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, the compensation paid to executives of our competitors, the terms of employment agreements and the previously mentioned 2004 compensation study.

The incentive portions of an executive’s compensation are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our operating performance. These portions of an executive’s compensation are placed at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Executive Base Salaries.  We provide a base salary for our executives to compensate them for their services during the fiscal year. Because we have a limited number of employees, we do not have a policy setting forth base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:

•	the performance of the executive;

•	our operating performance and results;

•	the 2004 study and other market information; and

•	internal factors including previously agreed upon contractual commitments, the executive’s compensation relative to other officers, and changes in job responsibility.

We currently do not have employment agreements with any of our executive officers. We had an employment agreement in 2007 with Frank Apodaca, the President and Chief Executive Officer of Foresight until September 3, 2007, on which date we terminated his agreement and his employment. We also had an employment agreement with Robert Bintliff, our Chief Financial Officer, but the agreement expired on its terms on October 31, 2007. Mr. Bintliff is no longer employed by us. He resigned, effective May 28, 2008.

Our executive officers, therefore, are all at-will employees. The base salary of our General Counsel, Eliseo Ruiz, was also primarily based on the 2004 compensation study. The base salaries of Mr. Stuart, our Interim Chief Executive Officer, Interim President and Chief Financial Officer and of Mr. Owens, our Chief Marketing Officer, were largely based on their salaries with ICM prior to our merger with ICM and reviews of their performance by the Compensation Committee. The base salary of Mr. Treadway, our Vice President of Operations, was based on his salary with PME prior to our acquisition of PME along with the change in his responsibilities with us, as compared to his responsibilities to PME. The base salary of Mr. Puestow was based on the then current salary of the Chief Executive Officer of Foresight, along with Mr. Puestow’s experience and special skills and the fact that Foresight was challenged by the DOJ investigation at the time of Mr. Puestow’s hiring.

Incentive Compensation (Bonuses).  We have adopted a formal incentive compensation plan for most of our executives. The plan promotes high performance and the achievement of our goals in order to encourage the growth of stockholder value and allows key employees to participate in our growth and profitability. However, we do not have current policies regarding:

•	the use of discretion in making awards, the interplay between the achievement of corporate goals and individual goals,

•	how compensation or amounts realizable from prior compensation are considered in setting other elements of compensation,

•	the adjustment or recovery of awards or payments if the relevant company performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or

•	similar matters related to incentive compensation.

Instead our Compensation Committee has considered the overall goals of our compensation program in designing our current executive incentive compensation plan.

For Mr. Owens and Mr. Treadway, who have responsibility for our Insurance Marketing and Consumer Plan Divisions, respectively, their incentive compensation arrangements are based on meeting division goals for earnings (adjusted to reflect core earnings from operations). We have set earnings goals for each division that, upon consolidation, will return us to profitability in 2008. To the extent that his division meets its pre-bonus adjusted earnings goal, Mr. Owens and Mr. Treadway each will receive a percentage of the division’s adjusted earnings. Mr. Peustow, who has responsibility for the Regional Managed Healthcare Division, will be compensated on a discretionary basis based on the results of that division.

A separate incentive compensation plan has been implemented for Messrs. Stuart and Ruiz and Ms. Zalud and any other executives that we may have that do not have profit and loss responsibility for a division. These executives will participate in a bonus pool a certain percentage of our pre-bonus core earnings if we meet certain earnings targets. These bonuses will be paid in a combination of cash, options to purchase our common stock shares, and restricted shares of our common stock as the Compensation Committee may determine and available at the time of the grant. We currently do not have a plan to issue restricted stock. If the earnings targets are not met, the Compensation Committee may award bonuses at its discretion.

In 2007, the Compensation Committee granted only one bonus. Mr. Apodaca received a cash bonus as a result of a profitable year in Foresight’s operation in 2006 and as consideration for his agreement to amend certain portions of his employment agreement with us in order to reduce our long-term obligations under the agreement. In addition, Mr. Owens received compensation based on the increase in net revenue from the corresponding prior year period. This plan was established by ICM prior to our merger and is replaced by the 2008 incentive compensation plan discussed above.

Long-Term Equity Compensation Plan Grants.  Stock option grants with respect to 2007 performance were made under our 1999 Stock Option Plan to four employees, including to two executive officers. This Plan provides for the grant of stock options, with or without stock appreciation rights. The stock options granted in 2007 were without stock appreciation rights and have exercise prices equal to or higher than the fair market value of our common stock on the date of grant. Because the options were granted with an exercise price equal to or greater than the market value of our common stock at the time of grant, they will not provide any value to the executive until the market price of our common stock exceeds the option exercise price. These stock options are accordingly tied to the stock price appreciation of our common stock value, rewarding the executives and our other employees as if they share in the ownership of our common stock similar to that of our shareholders. The number of shares subject to options granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors. Much like our cash incentive compensation, grants under our 1999 Stock Option Plan are intended to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of executive compensation.

The grants made in 2007 to Mr. Treadway and another employee of PME were made in connection with our acquisition of PME. The grant made to Mr. Apodaca was in consideration for his agreement to amend his employment agreement.

Other Benefits.  Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our compensation policies. These perquisites and benefits include health insurance, life insurance, and other benefits available to all employees of the Company.

We currently do not have a stock award program, a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives, other than our 401(k) retirement plan that is generally available to our employees.

Chief Executive Officer Compensation

Mr. Nauert served as our Chief Executive Officer from the date of our merger with ICM, January 30, 2007, until his death on August 19, 2007. During this time, he had an annual base salary of $300,000. The base salary was based on salary, benefits and other compensation provided to Mr. Nauert by ICM prior to the merger as well as a consideration of the market value of Mr. Nauert’s extensive experience in the health insurance industry. Mr. Stuart receives a stipend of $2,000 per month for his duties as Interim Chief Executive Officer and Interim President in addition to the base salary of $200,000 that was established for his duties as Chief Operating Officer.

Post-Employment Compensation and Contractual Commitments

The Compensation Committee adopted the following policy in 2007 regarding severance payments to executives and other employees:

•	Our executive officers will be entitled to severance payment equal to 3-month’s base salary, provided that after five years of service the severance amount will be equal to 6-month’s base salary;

•	Other employees will be entitled to a minimum severance equal to two weeks’ base salary, with one week of base salary added for each year of completed service;

•	Special circumstance may warrant an award greater than or less than scheduled amount, provided that any deviation for an executive officer shall be first approved by the Compensation Committee.

The agreements with Messrs. Apodaca and Bintliff provided that any outstanding stock options held by the executive would be cancelled in the event that the executive is terminated for cause. Under the terms of the individual stock option grants, if the employment relationship is terminated for any other reason, the executive would have ninety days from the date of termination to exercise any outstanding options that he is entitled to exercise (options that are vested).

Summary Compensation

The following table sets forth the compensation of the individuals that served as our Chief Executive Officer or our Chief Financial Officer paid or accrued during 2007 and 2006, and our two other most highly compensated executive officers that were serving at December 31, 2007 and another one of our officers that was not serving as an executive for a portion of 2007.

				Option	All Other
Name and Principle Position	Year	Salary	Bonus	Awards(1)	Compensation	Total

Ian R. Stuart(2),	2007	$179,744	$—	$—	$6,461	$186,205
Interim Chief Executive Officer, Interim President and Interim Chief Financial Officer, and Chief Operations Officer	2006	—	—	—	—	—
Robert L. Bintliff(3),	2007	209,212	—	—	6,600	215,812
Former Chief Financial Officer and Treasurer	2006	187,032	75,000	116,646	7,800	386,478
Frank Apodaca(4),	2007	181,935	50,000	—	41,727	273,662
Former President and Former President of Access HealthSource, Inc.	2006	266,303	59,077	14,220	81,250	420,850
Michael K. Owens(5),	2007	159,327	—	—	68,304	227,631
Chief Marketing Officer and President of America’s Healthcare/Rx Plan Agency, Inc.	2006	—	—	—	—	—
Eliseo Ruiz III,	2007	188,125	—	—	—	188,125
Vice President, General Counsel and Secretary	2006	177,019	35,000	123,746	—	335,765
Joseph Danko,	2007	135,412	—	12,064	—	147,476
Controller and Assistant Treasurer	2006	113,408	10,000	—	—	123,408
Peter W. Nauert(6),	2007	138,462	—		—	138,462
Former Chief Executive Officer and President	2006	—	—	—	—	—

(1)	We use the binomial lattice option-pricing model to estimate the option fair values of option awards as described in Note 2 — Summary of Significant Accounting Policies (Stock Based Compensation) of the financial statements to arrive at the amounts for Option Awards.

(2)	Mr. Stuart was appointed our Chief Operating Officer at the time of our merger with ICM on January 30, 2007. He was appointed Interim Chief Executive Officer and Interim President on August 20, 2007, following the death of our former Chief Executive Officer, Peter W. Nauert. For his duties as Interim Chief Executive Officer and Interim President, Mr. Stuart receives a stipend in the amount of $2000 per month. That stipend is reflected as “all other compensation”. He was appointed our Chief Financial Officer on May 28, 2008.

(3)	Mr. Bintliff’s “other compensation” reflects a car allowance of $650 per month that was provided to him until the expiration of his employment agreement on October 31, 2007. The stipend was then incorporated into his base salary. Mr. Bintliff resigned from his employment with us, effective May 28, 2008.

(4)	In March 2007, we renegotiated Mr. Apodaca’s employment agreement. As a result of that renegotiation, he was issued options to purchase 50,000 shares of our common stock for $2.23 per share. The amount for option awards reflects the value of those options. Also in connection with the renegotiation of his agreement, Mr. Apodaca was awarded a vehicle that had been owned by us and provided to him for use. The value of that vehicle is included in the “other compensation” amount. Finally, in connection with the renegotiation of his employment agreement and as a result of the performance of Foresight TPA in 2006, he was awarded a bonus of $50,000. We terminated Mr. Apodaca’s employment and his employment agreement as of September 3, 2007.

(5)	Mr. Owens’ other compensation is variable commission compensation based on an increase in quarter-to-quarter earnings of AHCP. This incentive compensation plan was established by ICM prior to our merger with them and has been replaced by Mr. Owens’ 2008 incentive compensation plan described above.

(6)	Mr. Nauert was our Chief Executive Officer and President from our merger with ICM on January 30, 2007 until his death on August 19, 2007. His base salary reflects salary paid directly by us from March 2, 2007 through August 19, 2007. Mr. Nauert received no base salary prior to March 2, 2007. Prior to our merger with ICM, ICM compensated him through other benefits.

Grants of Plan-Based Awards

The following table sets forth certain information relating to options granted in 2007 to named officers to purchase shares of our common stock.

		Number of Stock
Name	Grant Date	Option Shares	Exercise Price

Frank Apodaca(1)	03/26/07	50,000	$2.23
J. Scott Treadway(2)	10/30/07	120,000	$1.50

(1)	Mr. Apodaca’s employment was terminated by us and these options have been forfeited.

(2)	These options were issued to Mr. Treadway in connection with our acquisition of PME, his former employer.

Option Exercises in Last Fiscal Year

During 2007, no options to purchase our common stock were exercised by our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information related to the number and value of options held by the named officers at December 31, 2007. No other executive officers held options at December 31, 2007. During 2007, no options to purchase our common stock were exercised by the named executive officers.

	Number of Securities
	Underlying Unexercised
	Options as of		Option	Option
	December 31, 2007		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Robert L. Bintliff	75,000	25,000	2.00	2/28/2009
	37,500	112,500	1.76	11/2/2011
Eliseo Ruiz III	100,000	—	2.00	3/23/2009
	37,500	112,500	1.76	11/2/2011
J. Scott Treadway	120,000	—	1.50	10/30/2012

Mr. Bintliff resigned from his employment with us, effective May 28, 2008. His options were forfeited.

Compensation of Directors

During 2007, the members of our board of directors received the following compensation:

•	Each non-employee member received a quarterly payment of $4,000.

•	In addition, each non-employee member received $500 per calendar quarter for each committee on which he served and an additional $500 per quarter for each committee for which he served as chairperson.

•	We reimbursed our members for travel and out of pocket expenses in connection with their attendance at board meetings.

•	We may occasionally grant stock options to the board members and following are the options granted in 2007. No options were granted in 2006.

Director Name	Options Granted

Andrew A. Boemi	25,000
Russell Cleveland	25,000
Kenneth S. George	25,000
J. French Hill	25,000
Kent H. Webb, M.D.	37,500
Nick J. Zaffiris	50,000

187,500

In addition, Mr. Hill receives $2,750 per month as additional compensation for his duties and responsibilities as our non-executive Chairman of the Board of Directors. On October 30, 2007, Mr. Hill was also awarded options exercisable for the purchase of 25,000 shares of our common stock at an exercise price $1.06 per share in connection with his appointment as our non-executive Chairman of the Board of Directors.

In 2007, the following directors received compensation in the following aggregate amounts:

	Fees Earned or	Option
Name	Paid in Cash	Awards(1)	Total

Russell Cleveland	$19,000	$31,085	$50,085
Kenneth S. George	20,500	31,085	51,585
J. French Hill	34,250	31,085	65,335
Kent H. Webb, M.D.	19,000	46,503	65,503
Andrew A. Boemi	19,000	31,085	50,085
Nicholas J. Zaffiris	19,000	46,042	65,042

(1)	We used the binomial lattice option-pricing model to estimate the option fair values as described in Note 2 — Summary of Significant Accounting Policies (Stock Based Compensation) of the financial statements, to arrive at the amounts for Option Awards set forth above.

Equity Compensation Plans

1999 Stock Option Plan.  For the benefit of our employees, directors and consultants, we have adopted the Precis Smart Card Systems, Inc. 1999 Stock Option Plan (the “stock option plan” or the “plan”). The plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 1,400,000.

Our board of directors administers and interprets the plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.

Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability and in the event of the retirement of the optionee, the Board of Directors may designate an additional period for exercise. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2008. Options are not transferable except by will or by the laws of descent and distribution.

All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a “change of control” occurs. For purposes of the plan, a “change of control” is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

2002 Non-Employee Stock Option Plan.  Effective May 31, 2002 our board of directors approved the Access Plans 2002 Non-Employee Stock Option Plan (the “2002 Stock Option Plan”) which was approved by our stockholders on July 29, 2002 and amended by our stockholders on January 30, 2007. Our employees who also serve as our directors are not eligible to receive stock options under this plan. The purpose of the 2002 Stock Option Plan is to strengthen our ability to attract and retain the services of individuals that serve as our non-employee directors, consultants and other advisors that are essential to our long-term growth and financial success and thereby to enhance stockholder value through the grant of stock options. The total number of shares of common stock authorized and reserved for issuance upon exercise of options granted under the 2002 Stock Option Plan is 1,500,000.

Our Board of Directors administers and interprets the 2002 Stock Option Plan and has authority to grant options to eligible recipients and determine the basis upon which the options are to be granted and the terms, restrictions and conditions of the options at the time of grant. Options granted are exercisable in such amounts, at such intervals and upon such terms as the option grant provides. The per share purchase price of the common stock under the options is determined by our board of directors; however, the purchase price may not be less than the closing sale price of our common stock on the date of grant of the option. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.

Options granted under the 2002 Stock Option Plan may not under any circumstance be exercised after 10 years from the date of grant and no option may be granted after March 31, 2010. Options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to parents (and in-laws), to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit.

Employment Arrangements and Lack of Keyman Insurance

As of December 31, 2007, we had no employment agreement with any executive officers of the Company. During 2007, we did have employment agreements with each of Frank Apodaca and Robert L. Bintliff. Mr. Apodaca’s agreement and his employment were terminated by us as of September 3, 2007. Mr. Bintliff’s agreement expired on its own terms on October 31, 2007. He resigned from his employment by us, effective May 28, 2008. As of the date of this report, we do not maintain any keyman insurance on the life or disability of our executive officers.

As of the date of this report, we have “at will” employment relationship with our other executive officers, with base salaries as set forth on the table below. Each such officer is entitled to participate in employee benefit programs, including our 401(k) plan, that we offer to all of our employees and is also eligible for incentive compensation awards (bonuses) as may be determined by our Board of Directors. In addition, each officer is eligible to participate in the applicable incentive compensation plan. The base salaries of the other executive officers are:

Name	Title	Base Salary

Ian R. Stuart	Interim Chief Executive Officer, Interim President, Interim Chief Financial Officer, and Chief Operations Officer	$200,000
Michael K. Owens, Jr.	Chief Marketing Officer and President of America’s Healthcare/Rx Plan Agency	$175,000
Michael R. Puestow	Vice President of Marketing and President of Foresight TPA	$225,000
Eliseo Ruiz III	Vice President, General Counsel and Secretary	$188,125
J. Scott Treadway	Vice President of Operations	$165,000
Nancy Zalud	Vice President of Communications	$130,000

Compensation Committee Interlocks And Insider Participation

Other than Nicholas J. Zaffiris, the members of our Compensation Committee have not served as one of our officers or been in our employ. Mr. Zaffiris served as our non-executive Chairman of the Board of Directors from June 10, 2005 to January 30, 2007. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. None of our executive officers have served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Conclusion and Report on Executive Compensation

Our Compensation Committee believes that our executive compensation arrangements and plans serve our best interests and those of our shareholders. The Committee takes very seriously its responsibilities respecting setting and determining the compensation arrangements with our executive officers. Accordingly, the Committee continues to monitor and revise the compensation arrangements and may formulate other plans and arrangements as necessary to ensure that our compensation system continues to meet our needs and those of our shareholders.

The Compensation Committee, comprised of Chairman Kent H Webb, M.D., Russell Cleveland, and Nicholas J. Zaffiris, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Our Compensation Committee Members:

Kent H. Webb, M.D., Chairman
Russell Cleveland
Nicholas J. Zaffiris

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2007, we believe that each person who, at any time during 2007, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2007.

EXECUTIVE OFFICERS

Biographical information about our executive officers is presented below.

Ian R. Stuart has served as our Interim President and Chief Executive Officer since August 2007 and prior to which he was our Chief Operating Officer since January 30, 2007. He has also served as our Interim Chief Financial Officer since May 28, 2008. He had previously served as the Chief Financial Officer and Chief Operating Officer of ICM from October 2004 until its merger with us on January 30, 2007. Prior to joining ICM, Mr. Stuart was employed by Citigroup, from 1991 to 2004, principally in various divisional chief financial officer roles in insurance, banking and commercial leasing businesses. Mr. Stuart began his professional career as an accountant in London, England in 1977 and held several positions at Price Waterhouse from 1981 to 1991. Mr. Stuart completed a Hatfield College (England) accounting program in 1976.

Michael K. Owens, Jr. has served as our Chief Marketing Officer since May 9, 2007. He also serves as President of America’s Healthcare/Rx Plan Agency, Inc., (“AHCP”), our wholly owned subsidiary. AHCP was a subsidiary of ICM until our merger with ICM on January 30, 2007. Mr. Owens has been President of AHCP since January 2006. Prior to joining ICM, he served as Vice President of Corporate Development for Ceres Group, Inc., a publicly-traded insurance company, from January 1999 through June of 2002. From December 2003 to February 2005, Mr. Owens served as an officer of States General Life Insurance Company (“SGLIC”). Mr. Owens serves on the board of directors for one 501(c) (3) organization devoted to children’s charities and also donates his time to the St. Jude Children’s Research Hospital and the March of Dimes Birth Defects Foundation. Mr. Owens received a B.S. in marketing from the University of Illinois, Chicago, participated in the Economics program at New York University and received a MBA in finance from the University of Chicago.

Eliseo Ruiz III has served as our Vice President, General Counsel and Secretary since December 2003. Mr. Ruiz has been a practicing attorney since November 1991. He most recently was Vice President and General Counsel of CyberBills, Inc. (and its successor entity) in San Jose, California from 1999 through 2002. He also served as Associate General Counsel at Concentra, Inc. from 1998 through 1999 and was in private practice from

1991 through 1997. He holds an undergraduate degree (Plan II) and a law degree from the University of Texas at Austin. He is a member of the State Bar of Texas.

Nancy L. Zalud has served as our Vice President of Communications since January 30, 2007. She had served as Senior Vice President of ICM since February 2005. She is responsible for corporate communications and marketing communications for ICM and its subsidiaries and affiliates. Ms. Zalud has more than 20 years of corporate communications and insurance industry experience, including investor relations, public relations and advertising, marketing communications, policyholder communications and employee communications. Before joining ICM, she was Senior Vice President for States General Life Insurance Company from December 2003 to February 2005. She was a public relations/corporate communications consultant from June 2002 to December 2003 and Senior Vice President for Ceres Group, Inc. from January 2000 to June 2002. Ms. Zalud received a B.S. in journalism from the University of Illinois. She holds a FLMI designation from the Life Office Management Association (LOMA).

J. Scott Treadway has served as our Vice President of Operations since October 2007, when we acquired PME. Mr. Treadway has been with PME since its formation in 1996, most recently as its Vice President of Operations and Vice President of Strategic Initiatives. Mr. Treadway has worked in the IT design, development and operations management arena since 1984. He received a B.S. in computer science from Samford University in Birmingham, Alabama. He also holds an ACS (Associate Customer Service) designation from the Life Office Management Association (LOMA).

Michael R. Puestow has served as our Vice President of Product Development and President of Access HealthSource, Inc. (which does business as Foresight TPA) since August 2007. He is also a founder and Chief Marketing Officer of ATLAS Health Systems in Boston, where he started in 2006. He has also been a Managing Partner of Windward Consulting Group since 1999. Prior to that, Mr. Puestow served as officer, partner or director of several other human resource consulting and executive search firms. Mr. Puestow holds a B.S. in psychology from North Dakota State University.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2007, information related to each category of equity compensation plan approved or not approved by our stockholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our stockholders are our 1999 Stock Option Plan, our 2002 Stock Option Plan and our 2002 IMR Stock Option Plan. All stock options, warrants and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

			Number of Securities
	Options and Warrants		Remaining Available
	Number of		for Future Issuance
	Shares	Weighted Average	Under Equity
	Underlying	Exercise Price of	Compensation
Plan Category	Unexercised	Outstanding	Plans(1)

Equity compensation plans approved by our stockholders:
2002 Non employee stock option plan	575,000	$2.03	904,500
2002 IMR stock option plan	—	—	—
1999 stock option plan	742,000	1.89	603,294

	1,317,500	1.95	1,507,974

(1)	The number of shares of our common stock remaining available for issuance under equity compensation plans is after excluding the number of securities issuable upon exercise of outstanding options and warrants.

DIRECTOR LIABILITY AND INDEMNIFICATION

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates the monetary liability of our directors for a breach of their fiduciary duty as directors. However, these provisions do not eliminate our director’s liability

•	for a breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•	arising under Section 1053 of the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act, or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or our stockholders’ rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.

Our bylaws require us to indemnify all of our directors and officers. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interest. Our bylaws further provide that this indemnification is not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under our bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.

We enter into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his or her executors, administrators and heirs, any amount that he or she is or becomes legally obligated to pay because the

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after June 7, 2001. This insurance protection covers claims and any related defense costs of up to $5,000,000 with an additional excess on losses up to $5,000,000 on excess of $5,000,000, an additional excess on losses up to $5,000,000 on excess of $10,000,000, and an additional excess on losses up to $5,000,0000 in excess of $15,000,000 each based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table presents, as of November 24, 2008, information related to the beneficial ownership of our common stock of (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and the executive officers named in the Summary Compensation Table (see “Item 11. Executive Compensation”), and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the person has the right to acquire within 60 days of the above-mentioned date pursuant to the exercise of stock options and warrants, and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

Beneficial Ownership Of Common Stock

	As of November 24, 2008(1)
			Other	Beneficial Ownership
	Shares	Stock	Beneficially	Total
	Owned of	Option	Owned	Shares
	Record	Shares	Shares	Owned	Percent(2)

Our Directors:
Andrew A. Boemi	80,769	25,000	—	105,769	.52%
Russell Cleveland(3)	—	25,000	4,455,358	4,480,358	22.08%
Kenneth S. George	3,000	55,000	—	58,000	.29%
J. French Hill	7,000	80,000	—	87,000	.43%
Kent H. Webb	125,219	91,500	7,000	223,719	1.10%
Nicholas J. Zaffiris	—	55,000	—	55,000	.27%
Our Executive Officers:
Ian R. Stuart(4)	889,556	—	—	889,556	4.42%
Robert L. Bintliff(5)	3,000		—	115,500	0.01%
William A. Freshwater(6)	0	0	0	0	0.0%
Michael K. Owens(7)	144,837	—	5,533,482	5,678,319	28.01%
Michael R. Puestow(8)	0	0	0	0	0.0%
Eliseo Ruiz III(9)	4,283	212,500	—	216,783	.69%
Scott Treadway(10)	11,000	120,000	—	131,000	.65%
Nancy L. Zalud(11)	69,169	—	—	69,169	.34%
Our Executive Officer and Directors as a group of 13 persons	1,344,833	664,000	9,995,840	12,004,673	59.23%
Other Beneficial Owners:
Peter W. Nauert Revocable Trust u/a/d 08/07/1978(12)	5,533,482	—	—	5,533,482	27.30%
Ready One Industries	1,961,784	—	—	1,961,784	9.68%
US Special Opportunities Trust PLC(3)	801,813	—	—	801,813	3.96%
Renaissance Capital Growth & Income Fund III, Inc.(3)	890,500	—	—	890,500	4.42%
Premier RENN US Emerging Growth Fund Limited(3)	1,200,900	—	—	1,177,147	5.92%
Renaissance US Growth & Income Trust PLC(3)	1,562,145,	—	—	1,562,145	7.71%
RENN Capital Group, Inc.(3)	—	25,000	4,455,358	4,480,358	22.08%
Rodney D. Baber	1,043,354	—	—	1,043,354	5.15%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of the named person to acquire the shares within 60 days of the above-mentioned date are treated as outstanding for determining the amount and percentage of common stock owned by the person. Shares for which beneficial ownership is disclaimed by an individual also are included for purposes of determining the amount and percentage of Common Stock owned by such individual. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	The percentage shown was rounded to the nearest one-tenth of one percent, based upon 20,269,145 shares of common stock being outstanding on November 24, 2008.

(3)	The 4,480,358 “Other Beneficially Owned Shares” are owned by US Special Opportunities Trust PLC (801,813 shares), Renaissance Capital Growth & Income Fund III, Inc. (890,500 shares), Premier RENN US Emerging Growth Fund Limited (1,200,900 shares), Renaissance US Growth & Income Trust PLC (1,562,145 shares), each of which is an investment fund managed by RENN Capital Group, Inc., which also holds options to purchase 25,000 of our shares. Mr. Cleveland controls RENN Capital Group, Inc. and is deemed, therefore, to be the beneficial owner of the common stock shares.

(4)	In January 2007, Mr. Stuart became our Chief Operating Officer and in August 2007 became the Interim Chief Executive Officer and President. In May 2008, he was appointed our Chief Financial Officer.

(5)	Mr. Bintliff was our Chief Financial Officer. The total beneficially owned shares and percentage of outstanding shares include 112,500 shares of our common stock issuable upon exercise of stock options. Mr. Bintliff holds additional options to purchase 137,500 common stock shares that are not exercisable and will not be exercisable within 60 days of the date of this report. Mr. Bintliff resigned from his employment with us, effective May 28, 2008. His options have been forfeited.

(6)	In April 2007, Mr. Freshwater became our Vice President of Sales and Regulatory Counsel.

(7)	In January 2007, Mr. Owens became President of our America’s Health Care/Rx Plan Agency, Inc. subsidiary that was acquired as part of our merger acquisition of ICM. The number of “Other Beneficially Owned Shares” attributed to Mr. Owens reflects Mr. Owens’ sole voting power as the Trustee of the Peter W. Nauert Revocable Trust, the record owner of the shares.

(8)	In August 2007, Mr. Puestow became our Vice President/Product Development and President of our Regional Health Care Division in El Paso

(9)	Mr. Ruiz is our General Counsel. The total beneficially owned shares and percentage of outstanding shares include 212,500 common stock shares that are exercisable or will be exercisable within 60 days of the date of this report. Mr. Ruiz holds additional options to purchase 37,5000 common stock shares that are not exercisable and will not be exercisable within 60 days of the date of this report.

(10)	In October 2007, Mr. Treadway became our Vice President of Operations.

(11)	In January 2007, Ms. Zalud became our Vice President of Marketing and Communications.

(12)	The shares owned by the Peter W. Nauert Revocable Trust are also reflected as beneficially owned shares of Mr. Owens because of Mr. Owens’ role as Trustee of the trust, in which capacity he holds sole voting power over the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policies with respect to related party transactions are included in more general conflict of interest policies and practices set forth in our Code of Conduct.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.

Our Corporate Governance and Nominating Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the Committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be presented to our shareholders for consideration.

Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and stockholders that beneficially own more than 5% of our common stock during 2007 and 2006 (“Related Parties”). These transactions may continue in effect and may result in conflicts of interest between us and these Related Parties. Although our officers and directors have fiduciary duties to us and our stockholders, there can be no assurance that conflicts of interest will always be resolved in our favor or our stockholders.

Estate of Peter W. Nauert and the Peter W. Nauert Revocable Trust.  Michael K. Owens is our Chief Marketing Officer and the President of our AHCP subsidiary. Mr. Owens is also the personal representative of the Estate of Peter W. Nauert, our former Chief Executive Officer (the “Estate”). We currently have claims against the estate connected to, among other things, Mr. Nauert’s personal indemnification of us for matters relating to the States General litigation. Please see “Item 3. Legal Matters” in our Annual Report on Form 10-K filed with the SEC on April 2, 2008 for more information about this litigation. Many of the beneficiaries of the Estate are also beneficiaries of the Peter W. Nauert Revocable Trust u/a/d 08/07/1978 (the “Nauert Trust”). Mr. Owens is also the trustee of the Nauert Trust.

On September 28, 2007, we entered into a loan arrangement with the Nauert Trust. Under this arrangement, the Nauert Trust lent us $500,000 as evidenced by the Revolving Promissory Note (the “Note”). The Note matures September 28, 2008 and all principal and interest will be due and payable. The outstanding principal balance of the Note accrues interest at a rate of 0.5% below the Prime Rate charged by a designated local bank (6.75% at December 31, 2007). Based upon the current interest rate, the Note requires 12 monthly principal and interest payments of $43,321. The Trust holds 5,533,482 shares of our common stock.

The Nauert Trust holds approximately 27% of the Company’s issued and outstanding common stock. The loan arrangement was entered into with the consent of the Company’s Board of Directors. The Board’s Corporate Governance and Nominating Committee determined that the conflict of interest, if any, of the Company’s Interim President and Chief Executive Officer, Ian Stuart, with respect to his relationship in the original financing arrangements, had been properly disclosed and reviewed and did not preclude the Company from entering into the loan with the Nauert Trust.

Certain Relationships with NCED.  On June 18, 2004, we acquired Foresight from Ready One Industries, formerly National Center for Employment of the Disabled, Inc. (“NCED”) for a purchase price of $7,863,000 consisting of cash payments totaling $4,232,000 and issuance of 2,145,483 common stock shares having a value of $3,632,000. Frank Apodaca served as Chief Administration Officer of NCED. Mr. Apodaca previously served as our President and Chief Operating Officer, and the President and Chief Executive Officer of Foresight until we terminated his employment as of September 3, 2007. Pursuant to an agreement with NCED, Mr. Apodaca was entitled to 10% of the purchase price received by NCED. This agreement pre-dated our purchase of Foresight.

Furthermore, the 16,780 square feet of office space we lease for our Foresight operations in El Paso (see “Item 2. Property”) was owned by NCED through January 2007. The terms of this lease arrangement were comparable within the local area and consistent with an arms-length transaction. Total payments of $169,000 were paid to NCED under this lease agreement in 2006. Foresight also earned revenue from NCED of $729,000, $684,000, and $146,000 in 2005, 2006 and 2007, respectively.

Shares Issued as a Result of our Merger with ICM.  On January 30, 2007, we completed our merger with ICM. Under the terms of the Merger Agreement, we issued shares of our common stock to the shareholders of ICM. Also, pursuant to the Merger Agreement, we issued additional shares of our common stock to the shareholders of ICM on May 31, 2007, as a result of ICM’s having met certain earnings targets, as set out in the Merger Agreement. Each of the ICM shareholders was at the time of the issuance of the shares one of our officers or directors. Except as noted, each of the ICM shareholders remains one of our officers or directors. The following parties received our shares:

		Shares Issued on	Shares Issued on
Shareholder	Relationship	January 30, 2007	May 31, 2007

Peter W. Nauert	Mr. Nauert was our Chief Executive	3,684,299	1,849,183
Revocable Trust	Officer from January 30, 2007
U/A/D 08/07/78, Trustee	until his death on August 19, 2007
Ian R. Stuart	Chief Operating Officer and Interim Chief Executive Officer and President	583,961	293,095
Michael K. Owens	Chief Marketing Officer and President of AHCP Agency	92,107	46,230
Carl Fischer*	President of ACP/SCP*	46,054	23,115
Nancy L. Zalud	Vice President of Communication	46,054	23,115
Andrew A. Boemi	Director	46,054	23,115

		4,498,529	2,257,853

*	No longer an officer of the company

Our Relationship with Insurance Producers of America Agency, Inc. (“IPA”).  Prior to our merger with ICM, IPA was a subsidiary of ICM. On September 26, 2006, ICM transferred its ownership interest in IPA to the Nauert Trust. Ian Stuart, our Interim Chief Executive Officer and President also owned shares in IPA. Each of the Nauert Trust and Mr. Stuart retained their respective ownership interest in IPA after the ICM merger. IPA occupies a portion of our leased spaced in Irving, Texas and certain of our employees, including Mr. Stuart, occasionally perform services for IPA. IPA pays us rent at commercially reasonable rates for the space it occupies and also pays us for the services of our employees, at the employees’ respective hourly rates. In 2008, the majority of the outstanding common stock of IPA was purchased by an independent third party, leaving the Nauert Trust with no ownership interest in IPA and Mr. Stuart with an 11% ownership interest in IPA. The total amount that we receive from IPA for the use of its office space and the services of our employees is usually less than $5000 per month.

Director Independence

Each member of our Board of Directors qualifies as an “independent director” as defined in Rule 4200 of the Nasdaq Stock Market, Inc. Marketplace Rules (see “Item 10. Directors, Executive Officers and Corporate Governance,” of our Annual Report on Form 10-K).

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed Hein & Associates, LLP as our independent registered public accounting firm for the year ending December 31, 2008. Hein & Associates LLP has been our independent registered public accounting firm since December 19, 2005. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Hein & Associates LLP, our Board will reconsider the appointment.

A representative of Hein & Associates LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Required Affirmative Vote

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the adoption of this proposal. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether this proposal has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered accounting firm. We will vote your proxy accordingly unless you specify a contrary choice.

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under the existing rules of the Securities and Exchange Commission, one or more of our shareholders may present proposals on any matter that is a proper subject for consideration by our shareholders at the 2009 annual meeting of our shareholders. In order to be included in the proxy statement (or disclosure statement in the event proxies are not solicited by our Board of Directors) for the 2009 annual meeting of our shareholders, a proposal must be received by April 1, 2009. It is suggested that if you, as one of our shareholders, desire to submit a proposal you should do so by sending the proposal certified mail, return receipt requested, addressed to our Corporate Secretary at our principal office, 4929 West Royal lane, Suite 200, Irving, Texas 75063. Detailed information for submitting proposals will be provided upon written request, addressed to our Corporate Secretary. As to all such matters which we do not have notice on or prior to April 1, 2009, discretionary authority shall be granted to the persons designated in the proxy related to the 2009 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 4929 West Royal Lane, Suite 200, Irving, Texas 75063, to inform us of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Access Plans USA, Inc. at 4929 West Royal Lane, Suite 200, Irving, Texas 75063, telephone: (866) 578-1665. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Eliseo Ruiz III
Vice President, Secretary, and General Counsel

November 24, 2008

A copy of our Annual Report, which includes our Form 10-K/A (without exhibits) for the fiscal year ended December 31, 2007, accompanies this Proxy Statement.

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of
the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on December 30, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/AUSA • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Andrew A. Boemi	☐	☐	02 - Russell Cleveland	☐	☐	03 - Kenneth S. George	☐	☐

	04 - J. French Hill	☐	☐	05 - Kent H. Webb, M.D.	☐	☐	06 - Nicholas J. Zaffiris	☐	☐

* To elect each for a term ending in 2009 and until each of their respective successors shall have been duly elected and qualified. A vote “FOR” will represent a vote for the nominee director.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. A vote “FOR” will represent a vote for such ratification and appointment.	☐	☐	☐	3.	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears to left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — ACCESS PLANS USA, INC.

4929 West Royal Lane, Suite 200
Irving, Texas 75063
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACCESS PLANS USA, INC.
The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated November 24, 2008, and hereby appoints Ian Stuart as Proxy, with the power to appoint his substitute, and hereby appoints and authorizes him to represent and vote as designated below, all the shares of Common Stock, $.01 par value, of Access Plans USA, Inc. (the “Company”) held of record by the undersigned on November 19, 2008 at the annual meeting of shareholders to be held at 10:00 a.m. on December 30, 2008, or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.
PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(CONTINUED ON REVERSE SIDE)